Imperial Oil	Exhibit (4)

Imperial Oil Limited 111 St. Clair Avenue West Toronto, Ontario Canada M5W 1K3	John F. Kyle Vice President and Treasurer	Treasurer’s Department Tel: (416) 968-4531 Fax: (416) 968-5345

July 11, 2003

William Embree
Vice President
Exxon Imperial U.S., Inc.
450 Mamaroneck Avenue
Harrison, NY 10528

Re:	Exxon Imperial U.S., Inc. Imperial Term Loan Agreement

Dear Mr. Embree:

We refer to the $2,000,000,000.00 Term Loan Agreement (the “Agreement”) dated as of July 13, 1989, and subsequently amended, between the undersigned and Exxon Imperial U.S., Inc. Terms defined in the Agreement as used herein are therein defined.

As a consequence of the payment in full of the Loan and the Note and notwithstanding the Maturity Date of September 1, 2004 on the Loan and Note, Exxon Imperial U.S., Inc. confirms that the Agreement is terminated effective July 18, 2003. It is understood that Imperial Oil Limited is responsible for its prior obligations under the Agreement pursuant to Clause 7.12 of the Agreement.

If you are in agreement, please sign below and return to my attention at the above noted address.

Yours very truly,

/s/ John F. Kyle

Acknowledged and agreed to: Exxon Imperial U.S., Inc.

	By:	/s/ William Embree William Embree Citigroup Global Markets Inc. as Manager

	Date:	7/15/03